QuickLinks -- Click here to rapidly navigate through this document

Exhibit 14.2

GFI GROUP INC.
CODE OF BUSINESS CONDUCT AND ETHICS
FOR
SENIOR FINANCIAL OFFICERS

PURPOSE

        The purpose of this Code of Business Conduct and Ethics for Senior Financial Officers (this "Code") is to promote (1) the honest and ethical conduct of the Senior Financial Officers (as defined below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable public disclosures by the Company and (3) compliance with all applicable laws, rules and regulations. It is the Company's intention that this Code be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

APPLICABILITY/VIOLATIONS

        This Code is applicable to the Company's CEO, CFO, chief accounting officer, controller and any persons performing similar functions (together the "Senior Financial Officers"). While the Company expects honest and ethical conduct in all aspects of business from all of its employees, it expects the highest possible honest and ethical conduct from the Senior Financial Officers. The honesty, integrity and sound judgment of Senior Financial Officers is fundamental to the Company's reputation and success.

        Compliance with this Code is a condition of employment, and violations of this Code may result in disciplinary action which, depending on the severity of the violation, may include suspension or termination.

        This Code supplements the Company's Code of Business Conduct and Ethics, which sets forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company's directors, officers and employees. Senior Financial Officers are bound by the requirements and standards set forth in the Code of Business Conduct and Ethics, the standards set forth in this Code and any other applicable policies and procedures.

STANDARDS OF CONDUCT

        Senior Financial Officers are expected to:

  1.
  Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

  2.
  Disclose to the General Counsel or the Legal Department any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;

  3.
  Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

  4.
  Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

  5.
  Respect the confidentiality of non-pubic information acquired in the course of one's work, under no circumstances use such information for personal advantage and prevent the disclosure of such information except when authorized or otherwise legally obligated to do so;

  6.
  Share knowledge and maintain professional skills important and relevant to stockholders' needs;

  7.
  Achieve responsible use, control, and stewardship over all Company assets and resources that are employed or entrusted to such officer;

  8.
  Disclose to the Audit Committee any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize or report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosure or internal controls.

  9.
  Promote, as appropriate, contact by employees with the General Counsel or the Audit Committee for any issues concerning the improper accounting or financial reporting of the Company without fear of retaliation; and

  10.
  Refrain from unduly or fraudulently influencing, coercing, manipulating or misleading any authorized audit and from interfering with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

        If you have any questions or concerns about this Code, you should seek guidance from the Legal Department. If you know of or suspect a violation of applicable laws or regulations or of this Code, you must promptly report that information to the CEO and the General Counsel.

        It is the policy of the Company not to allow retaliation for reports of violations of this Code or any other illegal or unethical behavior by any Senior Financial Officer made in good faith. All Senior Financial Officers are expected to cooperate in internal investigations of misconduct.

DISCLOSURE/AMENDMENTS AND WAIVERS

        This Code will be made available on the Company's website. The Company shall include a statement in its Annual Report on Form 10-K filed with the SEC indicating that a copy of this Code is available on its website and in print to any stockholder who requests a copy.

        Any waiver of any provision of this Code for any Senior Financial Officer may be made only by the Board of Directors. Any change in or waiver from, and the grounds for such change or waiver of, this Code shall be disclosed promptly, and in any event within five business days, following such amendment or waiver, as required by the SEC and the applicable NASDAQ listing requirements.

QuickLinks

GFI GROUP INC. CODE OF BUSINESS CONDUCT AND ETHICS FOR SENIOR FINANCIAL OFFICERS